EXHIBIT 99.1

BROWN SHOE ANNOUNCES AMENDMENT AND EXTENSION OF CREDIT AGREEMENT AND EXPENSE REDUCTION INITIATIVES

ST. LOUIS, MISSOURI, January 21, 2009 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that it has entered into an amended and restated agreement that will extend its asset-based revolving credit facility.  The size of the Company’s facility has been increased to $380 million from $350 million, reflecting the growth and improved valuation of the Company’s borrowing base of inventory and receivables.  The maturity date has been extended to January 21, 2014, providing the company with a strong liquidity position.  Additionally, the Company announced expense reduction initiatives to proactively position itself for continued challenges in the retail environment.  Details of this plan include a voluntary and involuntary workforce reduction program, changes in its incentive compensation structure, a discontinuation of merit increases for the Company’s executives in 2009, the closure of 30 to 35 Famous Footwear stores in 2009, and the closing of certain functions at its Fredericktown, MO distribution center.  These and other cost reduction initiatives are expected to result in annual savings of approximately $22 million, beginning in fiscal 2009.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “The renewal and extension of our credit agreement at a higher borrowing capacity reflect the strong partnerships we have with our banks and their confidence in Brown Shoe’s business model and position in the marketplace, especially in light of the current challenges in both the banking and retail sectors. The amendments to the facility provide Brown Shoe not only with continued and improved liquidity during these difficult times, but also provide us with the flexibility to execute on the initiatives that we believe will position us for long-term growth and greater share of market.  We continue to invest wisely in our brands and infrastructure to increase value for all Brown Shoe stakeholders.”

Fromm continued, “We continue to develop plans and manage to multiple scenarios of outcome and, as part of our ongoing expense review process, we have decided to take proactive and responsible steps to respond to the economic challenges of the current environment.  While we have already implemented a number of expense and capital containment measures, we see no near-term indications that the current slowdown in consumer spending will reverse itself in 2009 and we believe it is prudent to manage our cost structure to the reduced-sales environment.  Following thoughtful planning, we have made difficult decisions that will affect a significant number of Brown Shoe employees.  However, we are committed to handling this process in the right way for our employees, as well as for our customers, shareholders, and the communities in which we live and work.  In doing so, we have offered a voluntary separation program that will provide enhanced payments and benefits above our standard severance package.  Brown Shoe is a 130-year-old company and it has seen both good and difficult economies and we continue to look for ways to increase our profitability and liquidity, while laying the groundwork for success for generations to come.”

Renewal and Extension of Credit Facility

The Company’s borrowing capacity under its asset-based revolving credit agreement has been increased to $380 million from $350 million and the maturity date has been extended to January 21, 2014.  The agreement also contains an accordion feature that will provide the Company the opportunity to request an increase in the size of the facility to $530 million, given a sufficient borrowing base.  The credit facility will be primarily used for working capital and as backing for trade letters of credit and may also be used for investments in infrastructure, potential acquisitions, and general corporate purposes.  Banc of America Securities LLC and Wells Fargo Retail Finance, LLC were Joint Lead Arrangers in the amendment process and Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and JPMorgan Chase Bank, N.A. were Joint Lead Bookrunners.

Cost Reduction Initiatives

The Company has offered a voluntary separation package to its domestic employees, excluding store and hourly distribution center associates, in order to reduce payroll expenses.  This program will provide payments and benefits above the Company’s base severance package to those employees who choose this option.  Following the outcome of the voluntary program, the Company noted that it will also initiate involuntary reductions in workforce within the next two weeks.  Due to the nature of the separations, the Company will be unable to quantify the costs of workforce reduction until it determines the number of employees that accept the voluntary program.  Additionally, it had informed employees at its Fredericktown, MO distribution center last week that it would discontinue wholesale shipment processing from that location and permanently lay-off 59 associates.  This move was made in conjunction with the Company’s overall logistics strategy that involves realigning its distribution network to increase the speed to deliver shoes to its consumers through increased utilization of its west coast distribution centers and, hence, reduce the need for processing capacity in Fredericktown.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, among other things, the preliminary nature of the estimates of the benefits of the Company’s cost reduction program. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.3 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, over 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, Franco Sarto and Via Spiga names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Sam Edelman, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Carlos by Carlos Santana, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Fisher-Price and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551